Exhibit 10.1

This document waives and amends certain restrictions on Freight Technologies, Inc. as set forth in the Securities Purchase Agreement between the Company and Fetch Compute, Inc., which was dated and signed on March 31, 2025. It identifies the parties, specifies the restrictions being waived or amended, and includes a clause acknowledging the waiver and amendment is voluntary and with consideration. A signature block for all parties is also included.

WAIVER AND AMENDMENT OF CERTAIN RESTRICTIONS IN SECURITIES PURCHASE AGREEMENT

THIS WAIVER AND AMENDMENT OF RESTRICTIONS (“Wavier”) is made as of June 26, 2025 (the “Effective Date”), by and between Freight Technologies, Inc., with its principal place of business at 2001 Timberloch Place, Suite 500, The Woodlands, TX 7738 (the “Seller”, or the “Company”), and Fetch Compute, Inc. with its principal place of business at 251 Little Falls Drive, Wilmington, DE 19808 (the “Buyer”) Capitalized terms not defined herein will have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Seller and the Buyer entered into a Securities Purchase Agreement dated March 31, 2025 (the “Agreement”) relating to the sale and purchase of Series A4 Preferred Shares in the Company;

WHEREAS, the Agreement contains certain restrictions related to Indebtedness (as defined under the Agreement) of the Company, including but not limited to Sections 4.20, which provides that the Company shall not, and shall not permit any of its subsidiaries to incur, directly or indirectly, any indebtedness, without prior written notice to the Buyer (collectively, “Section 4.20 Restrictions”);

WHEREAS, the Agreement contains certain requirements related to the purchase of Additional Tokens from Net Equity Proceeds (as defined under the Agreement) within a certain time period and certain notice requirements related thereto (collectively, Section 4.15 Requirements);

WHEREAS, the Agreement contains certain remedies available to Seller, including, but without limitation, an Elective Return Event (as defined under the Agreement) (collectively, the Section 4.17 Remedies);

WHEREAS, prior to the Effective Date the Company issued four (4) senior secured convertible notes for an aggregate face amount of $2,000,000 (collectively the “Notes Issued”), under a $20 million convertible note facility pursuant to a Securities Purchase Agreement between the Company, TrumpCoin Ventures I LLC and TrumpCoin Ventures II LLC, dated April 30, 2025 (the “Facility SPA”); and

WHEREAS, the parties now desire to (i) waive certain restrictions on the Company, obligations by the Company, and right to enforce by the Seller as it relates to the Notes Issued, and (ii) amend certain restrictions on the Seller under the Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements contained herein, the parties agree, pursuant to Section 5.5 of the Agreement as follows:

1. Waiver of Certain Restrictions and Agreement Not to Enforce:

(a) In connection to the Notes Issued, the Buyer hereby waives any Section 4.20 Restrictions, Section 4.15 Requirements and any defaults or failure to comply by the Company under the Agreement that may have occurred prior to the Effective Date solely as a result of, or in connection to the Notes Issued and the proceeds therefrom.

(b) Seller hereby agrees not to enforce Section 4.17 Remedies or any other remedies available to seller under the Agreement for any defaults or failure to comply by the Company under the Agreement that may have occurred prior to the Effective Date solely as a result of, or in connection with the Notes Issued and the proceeds therefrom.

2. Amendment:

The Buyer hereby amends the following restrictions:

Section 4.1 (b) “Transfer Restrictions” of the Agreement shall be deleted in its entirety and replaced with the following:

“During the Extended Term, the Purchaser shall not sell or otherwise Transfer any Conversion Shares on any Trading Day in an aggregate amount in excess of four percent (4%) of the total number of Ordinary Shares traded on the Trading Market during such Trading Day; provided that (x) upon the request of the Purchaser the foregoing restriction may be waived by the Company; and (y) upon delivery of a Call Option Exercise Notice the foregoing restriction shall automatically increase to five percent (5%) of the total number of Ordinary Shares traded on the Trading Market during such Trading Day. In addition, in the event the purchaser under that certain Securities Purchase Agreement, dated as of January 31, 2025, by and between such purchaser and the Company, is no longer the beneficial and record owner of any Preferred Shares originally purchased thereunder, this Section 4.1(b) shall immediately be deemed null and void.”

3. Voluntary Waiver and Amendment:

This Waiver is entered into voluntarily and is not the result of any duress, coercion, or other undue influence.

4. Effect of Waiver and Amendment:

This Waiver shall be effective immediately upon execution by all parties.

5. Entire Agreement:

This Waiver constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous communications and proposals, whether oral or written.

6. Governing Law:

This Waiver shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Waiver as of the date first written above.

Freight Technologies, Inc.

By:	/s/Donald Quinby
Name:	Donald Quinby
Title:	CFO

Fetch Compute, Inc.

By:	/s/ Humayun Sheikh
Name:	Humayun Sheikh
Title:	Director